MUTUAL SEPARATION AGREEMENT

This Mutual Separation Agreement (the “Agreement”) is made by and between the two parties below:

Employer: Travelzoo (Shanghai) Media Co., Ltd. (the “Company”)

Employee: Vivian Hong (the “Employee”) ID No.: 310103197309093225

Whereas:

(1)	The Employee has an employment relationship and Employment Contracts (the “Employment Contract”) with the Company; and

(2)	Both parties desire to terminate the employment relationship and Employment Contract by mutual agreement.

NOW, THEREFORE, the Parties hereby reach the following agreements regarding the mutual separation through friendly and equally consultations:

1.
The Company and the Employee hereby mutually confirm to terminate the employment relationship and Employment Contract effective on November 30, 2017 (the “Separation Date”). The Employee shall normally perform all of her job duties and obligations under the Employment Contract until the Separation Date.

2.
In consideration of the covenants by the Employee and subject to the terms and conditions contained herein, the Company shall pay the Employee the final settlement payment in one lump sum in the amount of RMB 1,150,000.

Subject to the Employee’s completion of the exit handover formalities as required by the Company, the Settlement Payment will be paid to the Employee’s current payroll bank account within 30 days after the Separation Date.

3.	Employee’s salary will be paid until the Separation Date and the social insurance and housing accumulation fund paid until the month of the Separation Date.

The Company will payout unused vacation payment of a maximum of 17 days. The Employee can take any accrued and unused vacation time before the Separation Date, which will be deducted from the unused vacation payment.

4.
The Employee is entitled to be reimbursed for any pre-approved business expense incurred prior to the Separation Date under the rules established by the Company relating to such reimbursement, provided that such business expenses are submitted in the customary way within seven (7) days of the Separation Date.

5.
The Company shall withhold the appropriate amount of individual income tax from the payments to be made under Section 2. and make payments to the tax authorities on behalf of the Employee as required by law.

6.	Release of Claims.

6.1    The Company and the Employee hereby confirm that both parties are fully aware and understand the provisions of relevant laws and regulations of China and voluntarily and irrevocably enter into this Agreement without using such means as deception or coercion, or taking advantage of the other party’s difficulties, or having major misconstruction, to impact the validity of this Agreement. In consideration of the settlement payment set forth in Section 2 hereof, the Employee agrees to release all known and unknown claims that the Employee had or may have against the Company, its current or former, direct or indirect shareholders, parents, subsidiaries, brother-sister companies, and all other affiliates and related entities, and their current and former partners, directors, officers, employees, agents, and other related parties, arising out of, or in any way relating to, the Employee’s employment, or Separation of the Employee’s employment, with the Company.

6.2    This release includes, but is not limited to: (1) all claims related to the Employee’s compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, overtime pay; (2) all claims for breach of contract and wrongful Separation; and (3) all statutory claims arising under the laws and/or regulations of the PRC (including the PRC Labor Law and the PRC Employment Contracts Law) or of the municipal of Shanghai.

7.
The Employee shall promptly and fully complete the handover of her work at the Company and return all Company properties (including the official Stamp of the Company, computers and relevant assets owned by the Company) to the Company on or before the Separation Date. If the Employee fails to fulfill the foregoing obligations, the Company has the right to postpone making the payments specified under Section 2 until and unless the Employee fulfills the foregoing obligations.

8.
The Employee shall abide by all post-Separation obligations set forth in her employment contract and any other agreement between the Employee and the Company, including but not limited to certain confidentiality obligations and non-compete obligations.

The Employee shall keep all the process of negotiating and executing this Agreement and the content of this Agreement in strict confidence, and shall not disclose to any third party.

9.
Notwithstanding the foregoing, the Company hereby releases the Employee from the post-Separation non-compete obligation toward the Company provided in the employment contract. The Employee acknowledges that the Company will not be obligated to pay any compensation for the non-compete obligation.

10.
The Employee shall not make, or cause or encourage others to make, any statement, written or verbal, that disparages, criticizes, defames or slanders the Company, its affiliates, or any of their respective directors, employees, officers, products or business practices.

11.
Effective immediately on the Separation Date, the Employee will no longer be authorized to act on behalf of the Company or in the Company's name. The Employee shall not claim, or cause or allow others to claim, that the Employee is still affiliated with the Company or any of its affiliates.

12.	If any provision (or part of any provision) of this agreement is held to be invalid or unenforceable, the validity and enforceability of the other provisions of this agreement shall not be affected.

13.
This agreement contains the entire agreement between the parties regarding the subject matter hereof and may be amended only by a written agreement signed by the parties. Upon the execution of this agreement, this agreement supersedes all prior written or verbal agreements or undertakings between the parties with respect to the subject matter hereof.

14.	The execution, interpretation, performance of and dispute resolution in connection with this agreement are governed by law of the People’s Republic of China.

15.	This agreement takes effect upon execution by the parties.

Travelzoo (Shanghai) Media Co., Ltd. (Company Seal)	Vivian Hong Signature: (Please initial at the bottom of each page) ID Number: 310103197309093225 Tel.:
November 1, 2017	November 1, 2017